Exhibit 99.1



                  Investor Relations Contact:        Public Relations Contact:
                  Meredith Mendola                   Roberta Carlton
                  781-370-6151                       781-370-5479
                  mmendola@ptc.com                   rcarlton@ptc.com



                PTC Provides Second Quarter 2003 Financial Update

NEEDHAM, Mass., April 3, 2003 - PTC (Nasdaq: PMTC) today announced that it expects revenue for the fiscal 2003 second quarter ended March 29, 2003 to be in the range of $170 million to $172 million, 3% - 4% below analyst consensus estimates of $177 million. Operating expenses are expected to be approximately $180 million, on track with the Company's target. GAAP loss per share for the second quarter is expected to be in the range of $0.05 - $0.06, due to the combination of the shortfall in revenue as well as an increase in the tax provision expected to be incurred for the quarter.

Preliminary results indicate that license revenue will be between $53 and $55 million, a sequential increase. MCAD license revenue is expected to be higher sequentially and Windchill license revenue is expected to be approximately flat with last quarter's results. However, overall license revenue is expected to fall short of the Company's initial expectations, primarily due to several customers delaying large orders at the end of the quarter.

C. Richard Harrison, president and chief executive officer, commented: "Although we did not achieve our revenue targets for the quarter, I am encouraged by the preliminary indication of an increase in license revenue from last quarter amidst the geopolitical uncertainties that all companies face today. This is a validation of the strength of our product offering and Product First vision. Additionally, we were encouraged by the number of customers selecting Pro/ENGINEER Wildfire in its first quarter of availability.

 "Now that we have begun to see traction with our new products and our distribution strategy, we believe we can safely lower our cost structure without jeopardizing the progress we have made in transforming our business and improving customer satisfaction," concluded Harrison. "We will implement significant cost reduction initiatives during the remainder of fiscal 2003, and will share further details during our earnings call in two weeks."

PTC expects to announce final results for the second quarter on Wednesday, April 16, before the market opens. On that day, the company will hold a conference call and live webcast to discuss its results and provide an outlook update at 10 a.m. ET. To access the live webcast, please visit www.ptc.com/for/investors.htm. To access the live call, please dial 877-917-3410 (in the U.S.), and +1-712-257-3640 (international). Please use passcode PTC. A replay of the call will be available until 5:00 p.m. ET on April 21, 2003. To access the replay via Webcast, please visit www.ptc.com/for/investors.htm. To access the replay by phone, please dial 402-998-1030.

About PTC
PTC (Nasdaq: PMTC) develops, markets, and supports software solutions that help manufacturers win with superior products. PTC is the world's largest software company with a total commitment to product development and product lifecycle management. The company services more than 35,000 customers worldwide. Further information on PTC is available at http://www.ptc.com.

Except for the historical information contained herein, matters discussed in this news release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include: the Company's final operating results for the second quarter of fiscal 2003; the success of our product development, integration and distribution initiatives, including our Product First initiative; our ability to realize revenue from the larger, strategic business opportunities we are pursuing as well as from our point solutions; the growth of the PLM market and acceptance of the Windchill applications, which have a longer sales cycle than our other products; the acceptance of Pro/ENGINEER Wildfire and our ability to compete successfully in the MCAD industry and stabilize our MCAD license and services revenue; continued execution of our cost reduction initiatives; and the effects of a weak IT spending environment which has impacted the overall demand for software and related services; as well as other risks and uncertainties detailed from time to time in reports filed by PTC with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q.

PTC, The Product Development Company, Product First, Pro/ENGINEER, Wildfire, Windchill, and all PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies and products referenced herein have trademarks or registered trademarks of their respective holders.

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